                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       The Dun & Bradstreet Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[DUN & BRADSTREET LETTERHEAD]

                                               One Diamond Hill Road

                                               Murray Hill, New Jersey
                                               07974-1218

                                               March 6, 1998

Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, April 14, 1998 at 9:30 A.M. at 1209 Orange Street, Wilmington, Delaware.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1997 is also enclosed.

Please promptly vote, date, sign and return your proxy for the meeting even if you plan to attend. You may vote in person at that time if you so desire.

Sincerely,

/s/VOLNEY TAYLOR
VOLNEY TAYLOR
Chairman and Chief Executive Officer

[DUN & BRADSTREET LETTERHEAD]

                                               One Diamond Hill Road

                                               Murray Hill, New Jersey
                                               07974-1218

NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, April 14, 1998 at 9:30 A.M. at 1209 Orange Street, Wilmington, Delaware, to take action on the following matters:

          1. To elect three Class II directors for a three-year term.

          2. To consider and vote upon the ratification of the selection of independent accountants to audit the Company's consolidated financial statements for 1998.

          3. To consider and vote upon a Shareholder proposal regarding implementation of the MacBride Principles in Northern Ireland.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.

     The Board of Directors has fixed the close of business on February 20, 1998 as the record date for determination of Shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

/s/ MITCHELL C. SUSSIS
MITCHELL C. SUSSIS
Secretary

Dated: March 6, 1998

                                PROXY STATEMENT
                                ---------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Dun & Bradstreet Corporation ("Dun & Bradstreet") of proxies for the Annual Meeting of Shareholders to be held on April 14, 1998. Dun & Bradstreet and its subsidiaries are referred to herein, in the Notice of Annual Meeting and in the form of proxy/voting instruction card ("proxy") as the "Company." These proxy materials are being mailed to Shareholders commencing approximately March 6, 1998. The principal executive offices of Dun & Bradstreet are located at One Diamond Hill Road, Murray Hill, New Jersey, 07974-1218 and its main telephone number is (908) 665-5000.

     Sending in a signed proxy will not affect a Shareholder's right to attend the meeting and vote in person. Any Shareholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of Dun & Bradstreet, or by attending the meeting and voting in person. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions. A proxy that is signed and returned by a Shareholder of record without specification marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

     The preceding paragraph does not apply to shares held in a participant's account in the Dun & Bradstreet Profit Participation Plan (the "PPP") or the DonTech Profit Participation Plan (the "DPPP"). If a participant has contributions in the PPP or DPPP invested in Dun & Bradstreet Common Stock, the proxy will serve as a voting instruction for the trustee of the PPP and DPPP, as well as a proxy for any shares registered in the participant's own name under the Dun & Bradstreet Employee Stock Purchase Plan or otherwise. Fractional shares held by a participant in the PPP and DPPP are not printed on the proxy but will be voted by the trustee as if included thereon. If a proxy covering shares in the PPP or DPPP has not been received prior to April 7, 1998, or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those PPP or DPPP shares in the same proportion as the respective PPP or DPPP shares for which it has received instructions, except as otherwise required by law.

     In connection with proxy soliciting material mailed to Shareholders, employees of Dun & Bradstreet may communicate with Shareholders personally or by telephone, telegraph or mail to solicit their proxies. Dun & Bradstreet also has retained the firm of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $10,000 plus expenses. Dun & Bradstreet will pay all expenses related to such solicitations of proxies. Dun & Bradstreet and Georgeson & Company Inc. will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses.

     Shareholders of record at the close of business on February 20, 1998 are eligible to vote at the meeting. As of the close of business on February 20, 1998, Dun & Bradstreet had outstanding 17,066,657 shares of Common Stock.

     Dun & Bradstreet's by-laws provide that a majority of the shares entitled to vote, whether present in person or represented by proxy, constitutes a quorum at meetings of Shareholders. Shares that are present in person or represented by proxy, but that abstain from voting, are counted for purposes of establishing a quorum, as are shares where a broker holding stock in street name votes the shares on some matters but not others.

     With respect to the three matters to come before the Shareholders at the Annual Meeting, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote, and (ii) the other two matters shall be determined by the affirmative vote of the majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the matter. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Thus, shares present at the meeting that are not voted for a particular nominee, shares present by proxy where the Shareholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee's achievement of a plurality. A "broker non-vote" occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in street name have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. With respect to any of the other two matters to be voted upon, if the Shareholder abstains from voting or directs the Shareholder's proxy to abstain from voting, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes on any such matter, the shares are not considered present at the meeting for such matter and they are, therefore, not counted in respect of such matter. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

                             ELECTION OF DIRECTORS

     The members of the Board of Directors of Dun & Bradstreet are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

     The Board of Directors has nominated Mr. Clifford L. Alexander, Jr., Mrs. Mary Johnston Evans and Dr. Henry A. McKinnell for election as Class II Directors at the 1998 Annual Meeting for a three-year term expiring at the 2001 Annual Meeting of Shareholders. Mr. Alexander and Mrs. Evans were re-elected directors at the 1995 Annual Meeting of Shareholders. Dr. McKinnell was elected a director by the Board of Directors effective October 15, 1997.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

     Dun & Bradstreet has announced its intention to split into two public companies in the summer of 1998 through the distribution to Shareholders of shares of a subsidiary. While the directors of the newly public company have not yet been selected, it is expected that many of the nominees named above and other members of the Board of Directors will be selected as directors of the new company and, if so, may resign as directors of Dun & Bradstreet at the time that shares in the new company are distributed to Shareholders.

     Dr. John R. Meyer and Mr. James R. Peterson, both of whom were re-elected as Class II directors at the 1995 Annual Meeting of Shareholders, have each reached age 70 and, in accordance with Board policy, will retire from the Board on April 14, 1998, the date of the 1998 Annual Meeting of Shareholders.

     Except where otherwise instructed, proxies will be voted for election of all the nominees, all of whom are now members of the Board. Should any nominee for the office of director be unwilling or unable to serve as a director, which is not anticipated, it is intended that the persons acting under the proxy will have discretionary authority to vote for the election of another person in such nominee's stead in accordance with their judgment, unless the number of directors constituting the full Board is reduced.

     The following information as to principal occupations during the last five years, and other directorships in companies with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934 or registered as an investment company under the Investment Company Act of 1940, is based upon information furnished by each person.

 NOMINEES FOR CLASS II DIRECTORS FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING:

                                POSITIONS
                                WITH DUN &      DIRECTOR          PRINCIPAL OCCUPATION
           NAME                 BRADSTREET       SINCE           DURING LAST FIVE YEARS          AGE
           ----                 ----------      --------         ----------------------          ---
Clifford L. Alexander, Jr.  Director              1993    President, Alexander & Associates,     64
                                                          Inc., Washington, D.C. (consulting
                                                          firm specializing in work-force
                                                          inclusiveness) 1/1/81 to present.
Mary Johnston Evans         Director              1990    Former Vice Chairman of the Board,     68
                                                          Amtrak, Washington, D.C. (National
                                                          Railroad Passenger Corporation) 1975
                                                          to 1979.
Henry A. McKinnell          Director              1997    Executive Vice President, Pfizer,      55
                                                          Inc., New York, NY (diversified
                                                          research-based health care company)
                                                          3/1/92 to present; President, Pfizer
                                                          Pharmaceuticals Group 1/1/97 to
                                                          present; President, Medical
                                                          Technology Group 1/1/92 to 12/31/96;
                                                          Chief Financial Officer and Vice
                                                          President, Finance 8/1/90 to 1/1/92.


                                            OTHER
           NAME                         DIRECTORSHIPS
           ----                         -------------
Clifford L. Alexander, Jr.  American Home Products Corporation;
                            Cognizant Corporation; Dreyfus General
                            Family of Funds; Dreyfus Premier
                            Family of Funds; Dreyfus Third Century
                            Fund; MCI Communications Corporation;
                            Mutual of America Life Insurance
                            Company; TLC Beatrice International
                            Holdings, Inc.
Mary Johnston Evans         Baxter International Inc.; Delta Air
                            Lines, Inc.; Household International,
                            Inc.; Scudder New Europe Fund; Sun
                            Company, Inc.
Henry A. McKinnell          Pfizer, Inc.; Aviall, Inc.; John Wiley
                            & Sons.

    CLASS III DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 1999 ANNUAL
                                    MEETING:

                                POSITIONS
                                WITH DUN &      DIRECTOR          PRINCIPAL OCCUPATION
           NAME                 BRADSTREET       SINCE           DURING LAST FIVE YEARS          AGE
           ----                 ----------      --------         ----------------------          ---
Robert J. Lanigan           Director              1978    Chairman Emeritus, Owens-Illinois,     69
                                                          Inc., Toledo, OH (glass, paper,
                                                          plastics and other packaging
                                                          products) 1/24/92 to present;
                                                          Chairman of the Board 4/18/84 to
                                                          10/15/91; Chief Executive Officer
                                                          1/1/84 to 9/30/90.
Vernon R. Loucks Jr.        Director              1978    Chairman of the Board, Chief           63
                                                          Executive Officer, Baxter
                                                          International Inc., Deerfield, IL
                                                          (medical care products and services)
                                                          9/16/87 to present; Chairman,
                                                          President, Chief Executive Officer
                                                          7/20/87 to 9/15/87; President, Chief
                                                          Executive Officer 5/3/80 to 7/19/87.
Volney Taylor               Chairman, Chief       1984    Chairman, Chief Executive Officer,     58
                            Executive Officer,            The Dun & Bradstreet Corporation,
                            Director                      Murray Hill, NJ 11/1/96 to present;
                                                          Executive Vice President, 2/1/82 to
                                                          10/31/96.


                                            OTHER
           NAME                         DIRECTORSHIPS
           ----                         -------------
Robert J. Lanigan           Owens-Illnois, Inc.; Chrysler
                            Corporation; Cognizant Corporation;
                            The Coleman Company, Inc.; Sonat Inc.;
                            Transocean Offshore Inc.
Vernon R. Loucks Jr.        Baxter International Inc.; Affymetrix
                            Inc.; Anheuser-Busch Companies, Inc.;
                            Coastcast Corporation; Emerson
                            Electric Co.; The Quaker Oats Company.
Volney Taylor

CLASS I DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING:

                                POSITIONS
                                WITH DUN &      DIRECTOR          PRINCIPAL OCCUPATION
           NAME                 BRADSTREET       SINCE           DURING LAST FIVE YEARS          AGE
           ----                 ----------      --------         ----------------------          ---
Hall Adams, Jr.             Director              1992    Former Chairman of the Board, Chief    64
                                                          Executive Officer, Leo Burnett
                                                          Company, Inc., Chicago, IL
                                                          (advertising agency) 1/1/87 to
                                                          12/31/91.
Ronald L. Kuehn, Jr.        Director              1996    Chairman, President and Chief          62
                                                          Executive Officer, Sonat Inc.,
                                                          Birmingham, AL (natural gas
                                                          transmission and marketing services,
                                                          oil and gas exploration and
                                                          production activities) 1986 to
                                                          present.
Michael R. Quinlan          Director              1989    Chairman, Chief Executive Officer,     53
                                                          McDonald's Corporation, Oak Brook, IL
                                                          (global food service retailer)
                                                          3/31/90 to present; President, Chief
                                                          Executive Officer 3/1/87 to 3/30/90;
                                                          President, Chief Operating Officer
                                                          6/15/82 to 2/28/87.


                                            OTHER
           NAME                         DIRECTORSHIPS
           ----                         -------------
Hall Adams, Jr.             McDonald's Corporation; Sears, Roebuck
                            and Co.
Ronald L. Kuehn, Jr.        Sonat Inc.; AmSouth Bancorporation;
                            Praxair, Inc.; Protective Life
                            Corporation; Transocean Offshore Inc.;
                            Union Carbide Corporation.
Michael R. Quinlan          McDonald's Corporation; The May
                            Department Stores Company.

                      COMMITTEES OF THE BOARD AND MEETINGS

     The Audit Committee of the Board of Directors reviews the scope of the audits of the Company's internal audit department, receives summaries of the results of such audits and reviews the scope of the audit of the Company's consolidated financial statements by independent accountants and their report on such audit. The Audit Committee consists of Messrs. Lanigan (Chairman), Adams, Loucks and Quinlan and Drs. McKinnell and Meyer (retiring April 14, 1998). The Audit Committee held six meetings during 1997.

     The Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes, changes and revises all compensation arrangements for certain executives of the Company consistent with a statement of executive compensation philosophy adopted by the Board of Directors and subject to the Committee's own rules of procedure and such limitations as it may adopt. The Committee has further authority, consistent with the provisions of the Company's 1991 Key Employees Stock Option Plan, the Key Employees Performance Unit Plan, the Corporate Management Incentive Plan and the 1989 Key Employees Restricted Stock Plan, to select participants under the plans, to determine the number of shares to be covered by options and the provisions of performance units granted, and generally to conduct and administer the plans and make all determinations in connection therewith as may be necessary or advisable. The Committee consists of Messrs. Kuehn (Chairman), Lanigan, Loucks, Peterson (retiring April 14, 1998) and Quinlan and Dr. McKinnell. The Committee held five meetings during 1997.

     The Nominating Committee of the Board of Directors screens candidates for membership on the Board of Directors and makes recommendations to the Board of Directors. Shareholders' recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee. Although the Nominating Committee has not adopted formal procedures for the submission of such recommendations, Shareholders may recommend nominees for membership on the Board of Directors to the Nominating Committee by submitting the names in writing to: Michael R. Quinlan, Chairman of the Nominating Committee, c/o The Dun & Bradstreet Corporation, One Diamond Hill Road, Murray Hill, NJ 07974. The Nominating Committee consists of Messrs. Quinlan (Chairman), Alexander, Lanigan and Loucks and Mrs. Evans. The Nominating Committee held three meetings during 1997.

     In addition to the foregoing, the Board of Directors has the following committees: the Employee Benefits Committee, consisting of Mrs. Evans (Chairman), Messrs. Adams, Alexander, Kuehn, Peterson and Taylor, and Drs. McKinnell and Meyer; the Executive Committee, consisting of Mr. Taylor (Chairman), Dr. Meyer and Mrs. Evans; the Finance Committee, consisting of Messrs. Loucks (Chairman), Adams, Alexander, Kuehn, Peterson, Quinlan and Taylor; and the Policy and Planning Committee, consisting of Dr. Meyer (Chairman) and all directors. During 1997, the following numbers of meetings of these committees were held: one meeting of the Employee Benefits Committee, no meetings of the Executive Committee, one meeting of the Finance Committee, and two meetings of the Policy and Planning Committee.

     Eight regularly scheduled meetings and one special meeting of the Board of Directors were held during 1997. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which he or she served.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth the number of shares of Dun & Bradstreet Common Stock, par value $1 per share, the only outstanding equity security (other than stock options) or voting security of Dun & Bradstreet, beneficially owned by each of the directors, each of the executive officers named in the Summary Compensation Table below, and all present directors and executive officers of Dun & Bradstreet as a group, on December 31, 1997. The table also sets forth the names and addresses of the only persons known to Dun & Bradstreet to be the beneficial owners (the "Owners") of more than 5% of the outstanding Common Stock and the number of shares so owned, to Dun & Bradstreet's knowledge, on December 31, 1997. Such information is based upon information furnished by each such person (or, in the case of the Owners, based upon a Schedule 13G filed by such Owners with the SEC). It should be noted that in certain cases shares required under rules of the SEC to be shown as beneficially owned are shares to which the indicated person holds only rights to acquire within 60 days through exercise of stock options or otherwise. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of Dun & Bradstreet Common Stock outstanding on December 31, 1997, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

             NAME               NUMBER OF SHARES AND NATURE OF OWNERSHIP          PERCENT OF CLASS(1)
             ----               ----------------------------------------          -------------------
Hall Adams, Jr.                      1,400  Direct(2)
                                     3,000  Rights to Acquire Within 60 Days(3)
                                ----------
                                     4,400                                            --
Clifford L. Alexander, Jr.           1,300  Direct(2)(4)
                                     4,203  Rights to Acquire Within 60 Days(3)
                                ----------
                                     5,503                                            --
Mary Johnston Evans                  1,900  Direct(2)
                                    45,770  Indirect(5)
                                     3,000  Rights to Acquire Within 60 Days(3)
                                ----------
                                    51,873                                            --
Chester J. Geveda, Jr.              16,241  Direct(4)
                                    60,210  Rights to Acquire Within 60 Days(3)
                                ----------
                                    76,451                                            --
Elahe Hessamfar                     10,000  Direct(6)
                                     4,841  Rights to Acquire Within 60 Days(3)
                                ----------
                                    14,841                                            --
Ronald L. Kuehn, Jr.                 1,318  Direct(7)
                                     3,000  Rights to Acquire Within 60 Days(3)
                                ----------
                                     4,318                                            --
Robert J. Lanigan                    7,100  Direct(2)(8)
                                     4,203  Rights to Acquire Within 60 Days(3)
                                ----------
                                    10,100                                            --
Vernon R. Loucks Jr.                 1,600  Direct(2)(9)
                                     4,203  Rights to Acquire Within 60 Days(3)
                                ----------
                                     5,803                                            --
Henry A. McKinnell                     884  Direct(7)
                                       257  Rights to Acquire Within 60 Days(3)
                                ----------
                                     1,141                                            --
John R. Meyer                        3,400  Direct(2)(4)
                                     4,203  Rights to Acquire Within 60 Days(3)
                                ----------
                                     7,603                                            --
Frank R. Noonan                      6,465  Direct
                                   113,381  Rights to Acquire Within 60 Days(3)
                                ----------
                                   119,846                                            --
James R. Peterson                    4,300  Direct(2)
                                     3,000  Rights to Acquire Within 60 Days(3)
                                ----------
                                     7,300                                            --
Michael R. Quinlan                   1,400  Direct(2)
                                     3,000  Rights to Acquire Within 60 Days(3)
                                ----------
                                     4,400                                            --

             NAME               NUMBER OF SHARES AND NATURE OF OWNERSHIP          PERCENT OF CLASS(1)
             ----               ----------------------------------------          -------------------
Frank S. Sowinski                    2,920  Direct
                                    74,210  Rights to Acquire Within 60 Days(3)
                                ----------
                                    77,130                                            --

Volney Taylor                      104,845  Direct
                                   428,557  Rights to Acquire Within 60 Days(3)
                                ----------
                                   533,402                                            --

All Directors and Executive        143,288  Direct
Officers as a Group                 45,770  Indirect(5)
                                   824,182  Rights to Acquire Within 60 Days(10)
                                ----------
                                 1,013,240                                            --
Harris Associates L.P. and its  14,903,640  (11)                                     8.72    %
  general partner, Harris
  Associates, Inc., Two North
  LaSalle Street, Ste. 500,
  Chicago, Illinois 60602-3790
AMVESCAP PLC and certain        12,048,320  (12)                                     7.05    %
  of its subsidiaries, 11
  Devonshire Square London
  EC2M 4YR England

---------------

 1) Represents ownership of less than 1% of the outstanding Common Stock unless otherwise indicated.

 2) Includes 900 shares of restricted stock granted under The Dun & Bradstreet Corporation Restricted Stock Plan for Non-Employee Directors, which shares are scheduled to vest in 1999, 2000 and 2001.

 3) Includes the following number of performance shares delivered under the 1996 The Dun & Bradstreet Corporation Non-Employee Directors' Stock Incentive Plan (the "1996 Directors' Plan") (in the case of directors) and the Key Employees Performance Unit Plan for The Dun & Bradstreet Corporation and Subsidiaries (the "PUP") (in the case of executive officers) in February 1998 based upon performance goals for the 1997 fiscal year: 1,203 shares for Messrs. Alexander, Lanigan and Loucks and Dr. Meyer; 257 shares for Dr. McKinnell; 2,776 shares for Mr. Geveda; 4,841 shares for Ms. Hessamfar; 2,788 shares for Mr. Noonan; 5,187 shares for Mr. Sowinski; and 25,452 shares for Mr. Taylor. Messrs. Adams, Kuehn, Peterson and Quinlan and Mrs. Evans have elected to defer receipt of their 1,203 performance shares until after retirement. The balance of the indicated shares represents stock options granted under a Company plan.

 4) Includes the following number of shares as to which the indicated person has shared voting and shared investment power: 400 shares for Mr. Alexander; 2,500 shares for Dr. Meyer; and 9,075 shares for Mr. Geveda.

 5) Represents shares owned by Mrs. Evans' spouse, as to which Mrs. Evans disclaims beneficial ownership.

 6) Represents shares of restricted stock granted under the 1989 Key Employees Restricted Stock Plan, which shares are scheduled to vest in 2000.

 7) Represents shares of restricted stock granted to Mr. Kuehn and Dr. McKinnell under the 1996 Directors' Plan, which shares are scheduled to vest in 2001 and 2002, respectively.

 8) Includes shares held in two revocable trusts (one trust holding 5,000 shares and the other 1,200 shares) for the benefit of Mr. Lanigan in which he is the settlor and sole beneficial owner and over which he has sole investment control.

 9) Includes 300 shares held in a Keogh Plan for the benefit of Mr. Loucks.

10) Includes 54,987 performance shares delivered under the 1996 Directors' Plan (in the case of directors) and the PUP (in the case of executive officers) in February 1998 based upon performance goals for the 1997 fiscal year. The balance of the indicated shares represents stock options granted under a Company plan.

11) Harris Associates L.P. ("Harris") and its sole general partner, Harris Associates, Inc., jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that Harris, a registered investment adviser, had, as of December 31, 1997, shared voting power over 14,903,640 shares. Of such shares, Harris had sole dispositive power over 5,171,140 shares and shared dispositive power over 9,732,500 shares.

12) AMVESCAP PLC and its subsidiaries, AVZ, Inc. (a holding company), AIM Management Group Inc. (a holding company), INVESCO, Inc. (a holding company), INVESCO North American Holdings, Inc. (a holding company), INVESCO Capital Management, Inc. (a registered investment adviser), INVESCO Funds Group, Inc. (a registered investment adviser), INVESCO Management & Research, Inc. (a registered investment adviser), and INVESCO Realty Advisers, Inc. (a registered investment adviser), jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that these companies had, as of December 31, 1997, shared voting power and shared dispositive power over 12,048,320 shares.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors of Dun & Bradstreet has selected Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants to audit the consolidated financial statements of the Company for the year 1998. In accordance with a resolution of the Board of Directors, this selection is being presented to the Shareholders for ratification at the 1998 Annual Meeting.

     Coopers & Lybrand also acted as independent accountants for the year 1997. In connection with its audit of the consolidated financial statements of the Company, Coopers & Lybrand also audited the financial statements of various benefit plans of the Company, reviewed certain filings with the Securities and Exchange Commission ("SEC"), and performed certain non-audit services.

     A representative of Coopers & Lybrand is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to appropriate questions.

     If the proposal to ratify the selection of Coopers & Lybrand is not approved by the Shareholders, or if prior to the 1999 Annual Meeting Coopers & Lybrand ceases to act as the Company's independent accountants, or if the Board of Directors removes Coopers & Lybrand as the Company's independent accountants, then the Board will appoint other independent accountants whose engagement for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the Shareholders at that meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND.

                     SHAREHOLDER PROPOSAL ON IMPLEMENTATION
                           OF THE MACBRIDE PRINCIPLES

     The New York City Employees Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, the beneficial owner ("Owner") of 357,620 shares of Dun & Bradstreet Common Stock ("Shares") on September 17, 1997; the New York City Teachers Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 221,900 Shares on September 17, 1997; the New York City Fire Department Pension Fund Art. 1B, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 29,021 Shares on September 17, 1997; and the New York City Police Pension Fund Art. 2, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 111,519 Shares on September 17, 1997, have advised the Company that they will introduce at the meeting the following proposal and statement in support thereof. The Minnesota State Board of Investment, Suite 105, MEA Building, 55 Sherburne Avenue, St. Paul, Minnesota

55155, Owner of at least 94,126 Shares on November 6, 1997; Sisters of Charity of the Incarnate Word Retirement Trust, 2600 North Loop West, Houston, Texas 77092, Owner of 27,050 Shares on November 4, 1997; Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223, Owner of at least 3,400 Shares on October 27, 1997; Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017, Owner of 2,900 Shares on October 9, 1997; The New York State Common Retirement Fund, c/o Comptroller of the State of New York, A.E. Smith State Office Building, Albany, New York 12236, Owner of 637,500 Shares on September 30, 1997; Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland 20910, Owner of 1,000 Shares on October 8, 1997; Adrian Dominican Sisters Shareholder Activity Account, c/o Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, Owner of 100 Shares on October 15, 1997; Adrian Dominican Sisters Benefit Trust -- T. Rowe Price Advisory Account, c/o Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, Owner of 30,000 Shares on October 15, 1997; and Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, New Jersey 07860-9337, Owner of 100 Shares on October 8, 1997, have advised the Company that they intend to co-sponsor such proposal.

SHAREHOLDER PROPOSAL

     WHEREAS, Dun and Bradstreet operates a wholly-owned subsidiary in Northern Ireland, Dun and Bradstreet Ltd.;

     WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of the conflict in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

          1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

          2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

          3. The banning of provocative religious or political emblems from the workplace.

          4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

          5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

          6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

          7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

          8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

          9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

          1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

     Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

     In May 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS v. American Brands, 634 F. Supp. 1382 (S.D.N.Y., May 12, 1986). The Employment (Northern Ireland) Act was amended in 1989.

     An endorsement of the MacBride Principles by Dun & Bradstreet will demonstrate the company's concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns.

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     In its statements opposing the adoption of identical Shareholder proposals presented at the 1989, 1990, 1991, 1992, 1993, 1994, 1995, 1996 and 1997 Annual
Meetings of Shareholders, your Board of Directors confirmed the Company's long-standing commitment to equal opportunity in employment and pointed to the Company's firm policy that employment opportunities be extended to applicants and employees on an equal basis, regardless of an individual's race, creed, color, national origin, religion, age, sex or handicap. We confirm that this commitment and policy have not changed over the past year and that they are strongly supported by your Board of Directors.

     The Company's presence in Northern Ireland is limited to a small branch office of Dun & Bradstreet Limited (Irl.) ("D&B Ireland"), which is located in Bangor, Co. Down and employs 17 people. This office adheres to the standards of the Fair Employment (Northern Ireland) Act of 1989 (the "Act") and to the Company's own policy of equal employment opportunity. In April 1992, D&B Ireland registered with the Fair Employment Commission as required by the Act. None of the Company, D&B Ireland, or, to the Company's knowledge, the appropriate governmental agencies in Northern Ireland has ever received any complaint of religious or political discrimination with respect to the operations of D&B Ireland, and the Company is satisfied that the employment practices adopted by the Bangor office are fair and non-discriminatory.

     The objective of both the MacBride Principles and the Act is to eliminate employment discrimination in Northern Ireland. The Company wholeheartedly supports this objective. However, by adopting the MacBride Principles, the Company would be accountable to two sets of similar, but not identical, fair employment guidelines. This would be neither necessary nor desirable, particularly in view of the Company's own internal policies and practices with respect to the promotion of fair and equal employment opportunities.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THIS PROPOSAL.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

  OVERVIEW OF EXECUTIVE COMPENSATION PHILOSOPHY AND PROGRAM

     The Executive Compensation and Stock Option Committee establishes the base salaries and other compensation of the key executives of the Company, including its Chairman and Chief Executive Officer. The

Committee consists entirely of independent non-employee directors and meets regularly during the year to review and administer the executive compensation program of the Company.

     As developed by the Committee and adopted by the Board of Directors, the Company's executive compensation program is designed to:

     - attract, motivate and retain key executive talent in support of the Company's mission to be the premier global provider of business data and value-added information for business decision makers and investors;

     - strengthen the relationship between pay and Company performance and the alignment of executive rewards with Shareholder returns; and

     - provide a balanced total compensation opportunity (including base salary, annual cash incentive and longer term incentives) that is competitive with other top-ranking global companies and reflective of the Company's attainment of its business goals.

     The executive compensation program, modified by the Committee in 1997 to reflect the business challenges of the reorganized Company, consists of the following three components:

     - Base Salaries. Following the reorganization, the Company established a new compensation comparison group that better reflects the size, competencies and technological and marketing capabilities with which the business units of The Dun & Bradstreet Corporation compete for executive talent. Base salaries will be, in the aggregate, targeted over time at or below the median level of the Company's compensation comparison group, reflecting a shift in positioning from the Company's former objective of targeting base salaries above the median and up to the 65(th) percentile.

     - Annual Cash Incentives. Annual cash incentive opportunities are targeted at greater than the median levels of the compensation comparison group and are set so that total cash opportunities (base salary plus annual cash incentive opportunity) are expected to be fully competitive with the median levels of the compensation comparison group. A greater than normal portion of total cash is at risk and is delivered only if Company performance exceeds target levels of performance.

     The annual cash incentive offers executives the opportunity to earn cash awards based on the achievement of pre-determined annual goals. For 1997, these included cash flow, earnings, improvement in the employee satisfaction index and other key measures of performance, where appropriate. Fewer goals are set than in prior programs, with an increased emphasis on the achievement of business unit results.

     - Longer Term Incentives. Longer term incentive opportunities are set above the median levels of the compensation comparison group. There are two components of the Company's longer term incentive plan: performance shares and stock options.

          -- Performance Shares. Each year executives have the opportunity to earn shares of Dun & Bradstreet stock based on the achievement of two-year revenue growth goals or other key operating objectives, where appropriate. At the end of the performance period, Company performance at target yields the targeted award of shares, while Company performance above or below target yields larger or smaller awards, respectively. Further, Company performance below threshold yields no share award at all.

          -- Stock Options. Annual grants of stock options continue to be an important part of the executive compensation program. To underscore the importance of returns to Shareholders, a greater proportion of the executive's longer term incentive opportunity is now delivered through stock options.

     The total value resulting from longer term incentives changed in two important respects in 1997: (1) the proportion of value delivered to executives through stock options has increased; and (2) all longer term incentive awards are made through equity-based vehicles (performance shares and stock options), not cash.

  EVALUATION OF EXECUTIVE PERFORMANCE

     In linking executive pay to performance, the Committee believes that the most important measure of Company performance is the increase in long-term Shareholder value, attained through improvements in earnings per share, operating income, revenue and cash flow. The Committee also considers qualitative corporate, operating unit and individual measures that it believes are critical in increasing the longer term value of the Company to its Shareholders.

     In 1997, management of the Company effectively implemented The "new" Dun & Bradstreet Corporation's immediate and longer term strategies, as evidenced by:

     - earnings per share growth in line with the Company's goal and analysts' expectations;

     - strong cash flow performance, enabling a reduction in the Company's debt and significant investment in the business;

     - double-digit revenue growth in important, new value-added products and services;

     - announcement and initiation of the Company's intention to separate in 1998 into two independent public companies; and

     - strong total shareholder return performance versus that of the companies that comprise the Standard & Poor's-500 Composite Stock Index (the "S&P 500").

     Based on these and other factors, the Committee deemed the 1997 compensation awards to the Chairman and Chief Executive Officer and other executives of the Company to be appropriate.

  TOTAL COMPENSATION

     As indicated, a major factor in the Committee's compensation decisions is the competitive marketplace for executives. The Committee uses the services of outside compensation consultants to secure data on competitive compensation levels and trends. In setting competitive compensation levels, the Company compares itself with a self-selected group of companies of comparable size, market capitalization, technological and marketing capabilities, performance and global presence with which the Company competes for executives. Since the Company's most direct competitors for executive talent are not the same companies used for a comparison of Shareholder return, the compensation comparison group is not the same as the performance peer group used for the Five-Year Cumulative Total Return graph following this Report.

     In determining the 1997 total compensation opportunity for Mr. Taylor and certain executives, the Committee's goal was to set base salaries, annual cash incentive opportunities and longer term incentive opportunities in line with the philosophy and pay positioning of the Company's executive compensation program. In total, base salary increases provided to executives in the Company's executive compensation program were less than the average of the compensation comparison group. Increases in annual cash incentive opportunity and long-term incentives were greater to shift the compensation mix towards more pay "at risk."

  BASE SALARIES

     In December of each year, the Committee sets the annual salaries and annual cash incentive opportunities of executives, including those named in the Summary Compensation Table below. Salaries and bonus opportunities are normally effective January 1 of the upcoming year.

     On November 1, 1996, Mr. Taylor was appointed Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, assuming responsibility for a reorganized company incorporating three principal businesses: Dun & Bradstreet, Moody's Investors Service and Reuben H. Donnelley. In consideration of this change and upon review of competitive compensation data provided by outside compensation consultants, the Committee increased Mr. Taylor's salary, effective November 1, 1996, by 24.8% from $505,000 to $630,000; the Committee also increased Mr. Taylor's annual cash incentive opportunity, effective November 1, 1996, by 31.3% from $400,000 to $525,000. Mr. Taylor's November 1, 1996 change in salary and target annual cash incentive opportunity remained in effect throughout 1997 with no further increase.

  ANNUAL CASH INCENTIVES

     Under the Company's Corporate Management Incentive Plan (the "CMIP"), the Committee set the performance measures for the annual cash incentive opportunity early in the year after a detailed review by the Board of Directors of the Company's annual operating budget. No bonus is earned for a performance measure unless a minimum level of performance is exceeded. The full bonus is earned for a measure if the target is achieved. Achievement below target results in a lower bonus for that measure; achievement above target yields a larger bonus, up to a specified limit.

     In determining performance results against targets, the effects of certain extraordinary events such as major acquisitions and divestitures, significant one-time charges, and changes in accounting principles required by the Financial Accounting Standards Board are taken into consideration by the Committee.

     The performance measures for the 1997 annual cash incentive opportunity were apportioned into two key categories: 80% was apportioned to goals such as earnings per share (EPS) and Company cash flow or, for certain executives, business unit operating income and cash flow; and 20% was apportioned to improvement in the employee satisfaction index as measured by the Company's Business Effectiveness Survey. With respect to Mr. Taylor, the annual cash incentive opportunity was apportioned 50% to EPS, 30% to Company cash flow, and 20% to stated improvement in the employee satisfaction index.

     For 1997 results, Mr. Taylor was awarded a bonus of $702,188 versus a target annual cash incentive opportunity of $525,000. Mr. Taylor's bonus for 1997 reflects an award above the target annual cash incentive opportunity for achievement of EPS and Company cash flow results above stated goals; Mr. Taylor's award for improvement in the employee satisfaction index was below the target annual cash incentive opportunity for that measure.

  LONGER TERM INCENTIVES

     The Committee sets the size of longer term incentives (grants of performance shares and stock options) after considering the practices of the compensation comparison group. In line with the philosophy and pay positioning of the Company's executive compensation program (i.e., a greater emphasis on "at risk" pay), the Committee's goal was to set longer term incentive grants above the median level of the compensation comparison group. The Committee also reviews an analysis of the executive's past compensation and, where applicable, prospective compensation values based on various assumptions of corporate performance.

  PERFORMANCE SHARES

     Under the Company's intermediate-term Key Employees Performance Unit Plan (the "PUP"), executives are granted performance shares which represent the opportunity to earn shares of Dun & Bradstreet stock at the end of a two-year period following the date of grant. Awards are based upon the degree to which previously established performance goals for the period are met. The goals for each award period include floor, target, and maximum Company or, where applicable, operating unit performance measures.

     Year-end 1996, the Committee approved a target grant of performance shares for Mr. Taylor and other named executive officers for the performance period covering the years 1997 and 1998. Mr. Taylor's target grant was 46,151 performance shares contingent on performance. Revenue growth was selected as the performance measure for this grant to emphasize its importance at The "new" Dun & Bradstreet Corporation.

     Due to the reorganization of the Company on November 1, 1996, no previous grants under the PUP continued after that date. However, in order to ensure that an intermediate-term award was in place for 1997, the 1997-1998 performance share grant was split so that one-half of the grant was based on 1997 revenue growth, and the award, adjusted by performance, was payable in Company stock at the conclusion of 1997. The other one-half of the performance share grant is based on cumulative 1997-1998 revenue growth, and the award, adjusted by performance, will be payable in Company stock at the conclusion of 1998.

     Mr. Taylor's performance share award for the first one-half of the 1997-1998 grant was based 100% on the Company's 1997 revenue growth goal. Due to performance above the Company's 1997 revenue growth goal, Mr. Taylor received an award of 25,452 performance shares versus the 23,075 one-half target grant. In the Summary Compensation Table below, the award in shares of Company stock made to Mr. Taylor against his performance share opportunity is combined with his 1997 bonus and displayed under "Bonus" since it reflects payment for a period of one year or less.

  STOCK OPTIONS

     The long-term component of the Company's executive compensation program consists of stock option grants. The options permit the option holder to buy the number of shares of Dun & Bradstreet common stock covered by the option at a price equal to the market price of the stock at the time of grant. Thus, the options gain value only to the extent that the stock price exceeds the option exercise price during the life of the option. The options may not be exercised for at least one year after grant. Generally, they may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Options expire 10 years after the grant date. The table labeled "Option/SAR Grants in Last Fiscal Year" lists the present values associated with 1997 option grants to Mr. Taylor and the other named executive officers based on the Black-Scholes valuation model, which is one of the option valuation methods permitted by the Securities and Exchange Commission.

  TAX DEDUCTIBILITY

     Beginning in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits the deductibility of compensation in excess of $1 million paid to the Company's Chairman and Chief Executive Officer or to any of the Company's four highest-paid other executive officers to the extent that this compensation is not "performance-based." In 1995, the Shareholders approved changes in the Company's incentive plans to enable certain incentive compensation to certain executive officers to qualify as "performance-based" compensation under Section 162(m) with respect to grants applicable to 1996 and later years. In 1997 the Shareholders approved an amendment to the CMIP to provide the Committee with the flexibility to use priority objectives and other important qualitative measures (such as employee and/or customer satisfaction) as performance measures for certain executive officers, even if compensation based on such measures would not qualify as "performance-based." The Committee approved allocating 20% of the 1997 annual cash incentive opportunity for the Company's Chairman and Chief Executive Officer, and for certain other executive officers, to stated improvements in the employee satisfaction index as measured by the Company's Business Effectiveness Survey. Although this 20% of each officer's 1997 annual cash incentive opportunity did not qualify as "performance-based" compensation, the Company did not lose any deductions under Section 162(m) since none of its officers received total 1997 non-performance-based compensation in excess of $1 million.

  EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

     Ronald L. Kuehn, Jr., Chairman
     Robert J. Lanigan
     Vernon R. Loucks Jr.
     Henry A. McKinnell
     James R. Peterson
     Michael R. Quinlan

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          DUN & BRADSTREET, S&P 500, OLD PEER GROUP AND NEW PEER GROUP

       MEASUREMENT PERIOD              DUN &                                OLD PEER           NEW PEER
     (FISCAL YEAR COVERED)           BRADSTREET          S&P 500             GROUP              GROUP
12/31|1992                             100.00             100.00             100.00             100.00
12/31|1993                             111.03             110.08             119.91             119.20
12/31|1994                             103.61             111.53             110.52             123.36
12/31|1995                             127.81             153.45             129.84             163.58
12/31|1996                             126.58             188.68             143.29             200.63
12/31|1997                             170.41             251.63             219.33             218.96

THE ABOVE GRAPH COMPARES THE COMPANY'S CUMULATIVE TOTAL SHAREHOLDER RETURN FROM DECEMBER 31, 1992 TO DECEMBER 31, 1997 AGAINST THE CUMULATIVE TOTAL RETURN OF THE STANDARD & POOR'S 500 INDEX AND AN INDEX OF PERFORMANCE PEER GROUP COMPANIES. THE PERFORMANCE PEER GROUP CONSISTS OF AMERICAN BUSINESS INFORMATION, INC., EQUIFAX INC., DOW JONES & COMPANY, INC., THE MCGRAW HILL COMPANIES, TIMES-MIRROR COMPANY, FIRST DATA CORPORATION, CERIDIAN CORPORATION, REUTERS HOLDINGS PLC, THE DIALOG CORPORATION AND THE NEW YORK TIMES COMPANY, WHICH COMPANIES ARE BELIEVED BY THE COMPANY TO BE REPRESENTATIVE OF ITS COMPETITORS IN THE INDUSTRIES IN WHICH THE COMPANY COMPETES. FOR COMPARATIVE PURPOSES, THE ABOVE GRAPH ALSO ILLUSTRATES THE CUMULATIVE TOTAL SHAREHOLDER RETURN OF THE COMPANIES COMPRISING BUSINESSWEEK'S PUBLISHING GROUP AS PUBLISHED ON AUGUST 25, 1997. ALTHOUGH THE COMPANY USED BUSINESSWEEK'S PUBLISHING GROUP AS ITS PEER GROUP FOR PURPOSES OF THE PERFORMANCE GRAPH INCLUDED IN LAST YEAR'S PROXY STATEMENT, BUSINESSWEEK DROPPED THE COMPANY FROM ITS PUBLISHING GROUP DURING 1997, AND THE COMPANY BELIEVES THAT THE PUBLISHING GROUP IS NO LONGER REPRESENTATIVE OF ITS COMPETITORS IN THE INDUSTRIES IN WHICH THE COMPANY COMPETES. ON NOVEMBER 1, 1996, THE COMPANY DISTRIBUTED TO SHAREHOLDERS ITS INTEREST IN COGNIZANT CORPORATION AND ACNIELSEN CORPORATION. ACCORDINGLY, OF THE FIVE YEARS SHOWN IN THE ABOVE GRAPH, THREE YEARS AND TEN MONTHS REPRESENT THE PERFORMANCE OF DUN & BRADSTREET PRIOR TO THE DISTRIBUTION, AND ONLY ONE YEAR AND TWO MONTHS REPRESENT PERFORMANCE POST-DISTRIBUTION. THE GRAPH ACCOUNTS FOR THIS DISTRIBUTION AS THOUGH IT WERE PAID IN CASH AND REINVESTED IN COMMON SHARES OF THE COMPANY.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                        -----------------------------------
                                          ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                   ----------------------------------   -----------------------   ---------
           (A)              (B)      (C)        (D)                                     (G)          (H)          (I)
                                                             (E)           (F)       SECURITIES     LONG-
                                                            OTHER       RESTRICTED   UNDERLYING     TERM
                                                            ANNUAL        STOCK       OPTIONS/    INCENTIVE    ALL OTHER
         NAME AND                  SALARY      BONUS     COMPENSATION    AWARD(S)      SAR'S       PAYOUTS    COMPENSATION
    PRINCIPAL POSITION      YEAR     ($)      (1)($)        (2)($)        (3)($)       (4)(#)      (5)($)        (6)($)
    ------------------      ----   -------   ---------   ------------   ----------   ----------   ---------   ------------
Volney Taylor.............  1997   630,000   1,517,449         231              0     120,540             0      20,449
  Chairman and Chief        1996   525,833     921,875      15,445              0     202,467     2,100,019      34,883
  Executive Officer         1995   495,000     303,615           0        202,556      42,220       405,120      29,821
Frank S. Sowinski.........  1997   320,000     381,746          36              0      30,130             0      10,177
  Senior Vice President &   1996   252,000     235,338           0              0      38,704       409,663      12,898
  Chief Financial Officer   1995   228,800      92,307           0         22,473      10,428        45,010      10,009
Frank R. Noonan...........  1997   347,000     346,913      11,630              0      33,480             0      11,863
  Senior Vice President     1996   338,000     406,875       7,417              0      48,334       793,815      22,754
                            1995   320,570     245,479       7,346        111,151      20,566       222,340      22,110
Elahe Hessamfar(7)........  1997   168,750     375,064      20,731        280,625      57,941             0       4,516
  Chief Information
    Officer                 1996         0           0           0              0           0             0           0
                            1995         0           0           0              0           0             0           0
Chester J. Geveda, Jr.....  1997   257,500     246,711          35              0      16,070             0       8,059
  Vice President &          1996   237,541     233,906           0              0      50,639       275,429      12,668
  Controller                1995   208,409      76,953           0         23,281       8,145        46,601       9,428

---------------
(1) The 1997 bonus amounts shown were earned with respect to that year and paid in 1998. Included in the 1997 amounts is one-half of the 1997 performance share grant made under the PUP and earned with respect to 1997. The remaining one-half of the 1997 performance share grant is payable after two years based on cumulative 1997 -- 1998 performance goals and will be reflected as long-term incentive payouts in the 1999 Summary Compensation Table. The performance shares are paid in unrestricted shares of the Company's common stock. The 1996 bonus amounts shown were earned in 1996; amounts earned prior to the November 1, 1996 reorganization of the Company into three independent public companies were paid in 1996 and the balance paid in 1997. The 1995 bonus amounts shown were earned with respect to that year and paid in 1996.

(2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to Company-directed spousal travel and personal use of automobiles and/or reimbursement for certain other expenses.

(3) Amounts shown represent the dollar value of restricted stock on the date of grant. The number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1997 were: Messrs. Taylor, Sowinski, Noonan and Geveda -- none; Ms. Hessamfar -- 10,000 shares ($309,375). Ms. Hessamfar's 10,000 shares of restricted stock are scheduled to vest in full in September 2000. Dividends are paid at the rate established from time to time for Dun & Bradstreet Common Stock.

(4) Amounts shown represent the number of non-qualified stock options granted each year. Messrs. Taylor, Sowinski, Noonan and Geveda's 1996 grants were made after the reorganization of the Company into three independent public companies, and their 1995 stock option grants have been adjusted to reflect the change in the Company's stock price as a result of said reorganization.

(5) No payments were made to any of the named executive officers in 1997. Amounts shown represent payments made in each year under the PUP. The amounts shown for 1996 represent a cash payout of the cash and restricted stock components of the 1993, 1994 and 1995 PUP awards, as required by the November 1, 1996 reorganization pursuant to the terms of the PUP.

(6) Amounts shown represent aggregate annual Company contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan ("PPP") and the Profit Participation Benefit Equalization Plan ("PPBEP"), which plans are open to employees of the Company and certain subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

(7) Hired effective August 18, 1997. Salary shown represents actual amount paid for the portion of the year employed. In accordance with her employment offer, Ms. Hessamfar was guaranteed a full-year bonus for 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
------------------------------------------------------------------------------------
            (A)                  (B)             (C)            (D)          (E)              (F)
                              NUMBER OF
                              SECURITIES
                              UNDERLYING     % OF TOTAL
                               OPTIONS/     OPTIONS/SAR'S    EXERCISE
                                SAR'S        GRANTED TO       OR BASE                      GRANT DATE
                              GRANTED(1)    EMPLOYEES IN       PRICE      EXPIRATION    PRESENT VALUE(2)
            NAME                 (#)         FISCAL YEAR     ($/SHARE)       DATE             ($)
----------------------------  ----------    -------------    ---------    ----------    ----------------
Volney Taylor...............   120,540          3.82%         30.2188      12/22/07         672,613
Frank S. Sowinski...........    30,130          0.96%         30.2188      12/22/07         168,125
Frank R. Noonan.............    33,480          1.06%         30.2188      12/22/07         186,818
Elahe Hessamfar.............    27,700          0.88%         30.2188      12/22/07         154,566
                                30,241          0.96%         27.5938      08/18/07         158,463
Chester J. Geveda, Jr.......    16,070          0.51%         30.2188      12/22/07          89,671

---------------
(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SAR's"), granted in 1997. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payment for all options must be made in full upon exercise in cash or Common Stock. The option holder may elect to have shares of Common Stock issuable upon exercise withheld by the Company to pay withholding taxes due. The options shown include Limited SAR's in tandem with the options. Limited SAR's are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Common Stock pursuant to a tender or exchange offer not made by the Company. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SAR's can be exercised regardless of whether the Company supports or opposes the offer.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the August 18, 1997 grants and the December 22, 1997 grants: an expected stock-price volatility factor of 20.0%, a risk-free rate of return of 6.02% and 5.71% respectively, a dividend yield of 3.3% and a weighted average exercise date of 4.5 years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

          (A)                (B)           (C)                   (D)                           (E)
                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                      OPTIONS/SAR'S AT FISCAL     In-the-Money Options/SAR's
                          ACQUIRED        VALUE              YEAR-END(#)            AT FISCAL YEAR-END(2)($)
                         ON EXERCISE   REALIZED(1)   ---------------------------   ---------------------------
         NAME                (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   -----------   -----------   -------------   -----------   -------------
Volney Taylor..........    22,817        170,799       403,105           316,836    4,302,261      1,649,054
Frank S. Sowinski......     3,662         20,388        69,023            69,025      722,342        333,499
Frank R. Noonan........         0              0       110,593            87,423    1,148,481        455,428
Elahe Hessamfar........         0              0             0            57,941            0        121,025
Chester J. Geveda,
  Jr...................     4,266         36,333        57,434            68,310      622,792        404,484

---------------
(1) Amounts shown represent the value realized upon the exercise of stock options during 1997, which equals the difference between the exercise price of the options and the average of the high and low market price of the underlying Common Stock on the exercise date.

(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock at December 31, 1997. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

             (A)                     (B)                                                         (F)
                                                     (C)             (D)            (E)
                                                 PERFORMANCE            ESTIMATED FUTURE PAYOUTS
                                   NO. OF          OR OTHER       UNDER NON-STOCK PRICE-BASED PLANS(2)
                                SHARES, UNITS    PERIOD UNTIL    ---------------------------------------
                                  OR OTHER        MATURATION     THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
             NAME               RIGHTS(1)(#)      OR PAYOUT          (0%)         (100%)        (200%)
------------------------------  -------------    ------------    ------------    ---------    ----------
Volney Taylor.................     40,310        Two Years            0           40,310        80,620
Frank S. Sowinski.............     10,080        Two Years            0           10,080        20,160
Frank R. Noonan(3)............     11,200        Two Years            0           11,200        22,400
Elahe Hessamfar...............      9,260        Two Years            0            9,260        18,520
Chester J. Geveda, Jr.........      5,370        Two Years            0            5,370        10,740

---------------
(1) Amounts shown represent the performance shares granted under the Dun & Bradstreet Performance Unit Plan. The granting of these performance shares is described in the Report of the Executive Compensation and Stock Option Committee above. The performance shares will be payable in February 2000 based on cumulative 1998 -- 1999 performance goals. Earned awards will be paid in unrestricted shares of the Company's common stock.

(2) Awards may range from 0 to 200% of the targeted number of Performance Shares based on achievements within a range of performance goals.

(3) Dun & Bradstreet has announced its intention to split into two public companies later in 1998. At the time such transaction is completed, Mr. Noonan will receive a pro rata payment of performance shares based on achievement of performance goals through the date of such transaction.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under Dun & Bradstreet's Retirement Account Plan, Pension Benefit Equalization Plan ("PBEP") and Supplemental Executive Benefit Plan ("SEBP") as in effect during 1997 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

                                     ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
         AVERAGE                             ASSUMING CREDITED SERVICE OF:
          FINAL             ---------------------------------------------------------------
       COMPENSATION              15 YEARS              20 YEARS              25 YEARS
       ------------         -------------------   -------------------   -------------------
$ 550,000.................       $275,000             $  330,000            $  330,000
  700,000.................        350,000                420,000               420,000
  850,000.................        425,000                510,000               510,000
 1,000,000................        500,000                600,000               600,000
 1,300,000................        650,000                780,000               780,000
 1,600,000................        800,000                960,000               960,000
 1,900,000................        950,000              1,140,000             1,140,000

                            ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
         AVERAGE                  ASSUMING CREDITED SERVICE OF:
          FINAL             -----------------------------------------
       COMPENSATION              30 YEARS              35 YEARS
       ------------         -------------------   -------------------
$ 550,000.................      $  330,000            $  330,000
  700,000.................         420,000               420,000
  850,000.................         510,000               510,000
 1,000,000................         600,000               600,000
 1,300,000................         780,000               780,000
 1,600,000................         960,000               960,000
 1,900,000................       1,140,000             1,140,000

     The number of years of credited service under the plans for Messrs. Taylor, Sowinski, Noonan and Geveda and Ms. Hessamfar are 26, 13, 8, 21 and 0, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1997, compensation for purposes of determining retirement benefits also varies from the Summary Compensation Table in that the amounts shown in the "Bonus" column include performance share payouts under the PUP, which are not creditable compensation under the retirement plans.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1997 compensation for purposes of determining retirement benefits for Messrs. Taylor, Sowinski, Noonan and Geveda and Ms. Hessamfar was $651,875, $329,000, $382,000, $264,011 and
$168,750, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum interest credit rate of 3%. Executives close to or eligible to retire as of January 1, 1997 will receive the higher of benefits provided by the final pay formula in effect prior to 1997 or the Retirement Account formula.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts depicted in the preceding table. The SEBP provides maximum benefits after 20 years. Executives close to or eligible for retirement, as approved by the Chairman and CEO, will receive maximum benefits after 15 years.

CHANGE-IN-CONTROL SEVERANCE AGREEMENTS

     Beginning in 1989, the Company entered into agreements with the executive officers named in the Summary Compensation Table above (as well as other officers and key employees of Dun & Bradstreet and its domestic subsidiaries) providing for certain benefits upon actual or constructive termination of employment in the event of a Change in Control (as defined below) of the Company. With respect to Mr. Taylor, if, following a Change in Control, his employment is terminated other than for cause or by reason of death, disability or normal retirement, or he terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he shall be entitled to receive (i) a lump sum payment equal to three times salary plus guideline bonus opportunity, (ii) continuation of welfare benefits and certain perquisites for three years, (iii) retiree medical and life insurance benefits starting at age 55, (iv) outplacement consulting in the amount of 20% of salary plus guideline bonus opportunity, but not to exceed a maximum of $100,000, (v) immediate vesting of all deferred compensation and benefit plan entitlements,
(vi) a prorated annual target bonus for the year in which the Change in Control occurs and a full target bonus for all other bonus plans in effect at the time of termination, and (vii) payment of any excise taxes due in respect of the foregoing benefits. The term of his original agreement continued until December 31, 1992, after which it was extended for additional one-year terms until the agreement was amended on July 17, 1997. The term of the current agreement will continue through December 31, 1999, after which it will be automatically extended for additional one-year terms subject to termination by the Company. There is an automatic 24-month extension following any Change in Control. The benefits described in clauses (iii) and (vi) above were added as enhancements to the agreement in the 1997 amendments. A Change in Control generally is deemed to occur if: (i) any person becomes the owner of 20% of Dun & Bradstreet's voting securities; (ii) during any twenty-four month period the majority of the membership of the Board of Directors changes without approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Shareholders approve a merger or consolidation with another company after which either (x) Dun & Bradstreet's voting securities do not continue to represent at least 50% of the surviving entity or (y) any person holds 20% or more of Dun & Bradstreet's voting securities; or (iv) the Shareholders approve a liquidation, sale or disposition of all or substantially all of the Company's assets. The agreements for Messrs. Sowinski and Noonan and Ms. Hessamfar are substantially the same as that for Mr. Taylor. The agreement for Mr. Geveda is also substantially the same as that for Mr. Taylor, except that (1) the lump sum payment is equal to two times salary plus bonus opportunity, (2) welfare benefits and certain perquisites will continue for two years and (3) outplacement consulting will be in the amount of 15% of salary plus bonus opportunity, but not to exceed a maximum of $50,000.

COMPENSATION OF DIRECTORS

     Cash Compensation. In 1997, each director not employed by the Company was paid a retainer at an annual rate of $25,000 in quarterly installments, and each such director who was Chairman of a Committee of the Board of Directors was paid an additional retainer at an annual rate of $4,000 in quarterly installments. In addition, each such director was paid a fee of $1,000 for each Board or Committee meeting attended in 1997. If a Board or Committee meeting lasted more than half a day or if such meeting was held other than on a date regularly scheduled for a Board meeting, the regular $1,000 fee was doubled for such meeting. Directors who were employed by the Company received no retainers or fees.

     Each director not employed by the Company may elect on or before December 31 of any year to have all or a specified part of the retainer and fees during the subsequent calendar year or years deferred until such director ceases to be a director. New directors may similarly so elect at the beginning of their terms. Such deferred amounts are held for the account of directors and receive the rate earned by one or more investment options in the PPP as selected by the director. Deferred amounts and earnings thereon are paid in accordance with a director's election in a lump sum or five or ten annual installments commencing on the tenth day of the calendar year following the year in which such person ceases to be a director of Dun & Bradstreet, except that the balance of a director's account is paid in a lump sum on the tenth day of the calendar year following the director's death to the director's estate or to such beneficiary as was previously designated by the director. A director may change or terminate an election to defer retainers and fees, effective as of the end of the calendar year in which notice of such change or termination is given to Dun & Bradstreet.

     Upon the occurrence of a Change in Control of the Company, (i) a lump sum payment shall be made to each director of the amount credited to the director's deferred account on the date of the Change in Control and (ii) the total amount credited to each director's deferred account from the date of the Change in Control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers and fees given on or before the date of the Change in Control shall be effective as of the date of the Change in Control rather than the end of the calendar year.

     1996 Directors' Plan. Effective December 18, 1996, the Company adopted the 1996 The Dun & Bradstreet Corporation Non-Employee Directors' Stock Incentive Plan (the "1996 Directors' Plan"). Pursuant to the 1996 Directors' Plan, the Directors' Restricted Stock Plan was frozen as of November 1, 1996 and non-employee Directors commencing service on or after November 1, 1996 receive a one-time grant of such number of shares of restricted stock as equals the average of the high and low prices of the Company's Common Stock on the date such person is elected a director divided into the annual directors' retainer fee in effect on such date. The shares will vest in accordance with the vesting provisions of the Directors' Restricted Stock Plan. Dr. McKinnell was elected a director on October 15, 1997 and was granted 884 shares of restricted stock.

     The 1996 Directors' Plan terminated the annual retirement benefits under the Directors' Retirement Plan. In lieu of accrued benefits under the Director's Retirement Plan, each non-employee director received a number of phantom units of Company stock. The number of phantom stock units granted to each of Messrs. Adams, Alexander, Lanigan, Loucks, Peterson and Quinlan, Dr. Meyer and Mrs. Evans were, respectively, 6,896, 6,820, 9,983, 6,357, 10,371, 10,232, 3,434 and
8,538.

     Additional phantom stock units will be credited to each director having a value equal to the amount of dividends paid on the number of shares of Common Stock represented by the phantom stock units credited to each director. After retirement, each director will receive a cash distribution in accordance with a previously made election as to the form and manner of distribution.

     Pursuant to the 1996 Directors' Plan, non-employee directors receive performance shares based on the degree to which the Company's total shareholder return is equal to, greater than or less than the total shareholder return of the Standard & Poor's 500 Index (the "S&P 500"). The Board has established the target number of performance shares for 1998 at 1,000 shares and has established the target percentile of the total shareholder return of the S&P 500 for 1998 to earn 100% of the target number of performance shares at the 50th percentile. A maximum of 125% of the target number of performance shares can be earned on a prorated basis for Company shareholder return between the 50th and 60th percentile, and 75% of the target number of performance shares will be earned for Company shareholder return below the 50th percentile. Directors who have served less than a full performance year on the Board will be awarded performance shares based on their prorated Board service and actual total shareholder return results. The Board may adjust target award levels in December of each year to reflect changes in stock prices and/or competitive pay levels. Directors may elect to defer receipt of their performance share awards until after the termination of their Board service.

     Under the 1996 Directors' Plan, the Board grants at its December Board meeting in each year stock options with a nominal grant value based on competitive pay levels to each non-employee Director who will serve on the Board for the forthcoming year. The exercise price of the options is the average of the high and low prices of the Company's Common Stock on the date of grant. The options expire on the tenth anniversary of the date of grant, and the options become fully exercisable after one year. In December 1997, 3,000 options were granted to each non-employee Director.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. William F. Doescher inadvertently filed a Form 4, covering one transaction, late during 1997.

                                 OTHER MATTERS

     Dun & Bradstreet knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Dun & Bradstreet Annual Meeting of Shareholders in 1999 must be received by Dun & Bradstreet no later than November 25, 1998.

March 6, 1998

                        THE DUN & BRADSTREET CORPORATION

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A PROXY WHICH IS SIGNED AND RETURNED BY A SHAREHOLDER OF RECORD WITHOUT SPECIFICATION MARKED IN THE INSTRUCTION BOXES WILL BE VOTED FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM
(1), FOR ITEM (2), AND AGAINST ITEM (3). WITH RESPECT TO EACH OF ITEMS (1), (2) AND (3), THE TRUSTEE OF THE PPP AND DPPP WILL VOTE THE SHARES OF COMMON STOCK HELD IN THE PPP AND DPPP FOR WHICH VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED PRIOR TO APRIL 7, 1998 WITH RESPECT TO SUCH ITEM, IN THE SAME PROPORTION AS THOSE PPP AND DPPP SHARES FOR WHICH IT HAS RECEIVED INSTRUCTIONS ON SUCH ITEM.






                                        Date______________________________, 1998

                                        ________________________________________

                                        ________________________________________
                                                      Signature(s)

                                        Please sign exactly as name appears at
                                        left. Joint owners should each sign.
                                        Executors, administrators, trustees etc.
                                        should so indicate when signing and sign as required by the authority held.

                                        Proxy form begins on the reverse side.
                                        PLEASE VOTE, DATE, SIGN AND RETURN
                                        IMMEDIATELY.

                        THE DUN & BRADSTREET CORPORATION

   PROXY/VOTING INSTRUCTIONS FOR THE ANNUAL MEETING TO BE HELD APRIL 14, 1998
            AT 9:30 A.M. AT 1209 ORANGE STREET, WILMINGTON, DELAWARE

     VOLNEY TAYLOR, FRANK S. SOWINSKI and MITCHELL C. SUSSIS, or any of them, with full power of substitution, and/or Bankers Trust Company (or its successor) as Trustee of the Dun & Bradstreet Profit Participation Plan (the "PPP") and the DonTech Profit Participation Plan (the "DPPP"), are hereby authorized and/or instructed to represent and/or vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 14, 1998, and at any adjournment thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1) AND FOR ITEM (2).

(1) Election of Class II Directors for a three-year term expiring at the 2001 Annual Meeting of Shareholders. Nominees: Clifford L. Alexander, Jr., Mary Johnston Evans and Henry A. McKinnell.

       / / FOR all nominees listed,            / / WITHHOLD authority to
           except vote withheld from the           vote for all nominees
           following nominees (if any):


(2) Ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants to audit the Company's consolidated financial statements for 1998. Mark only one.

       / / FOR                  / / AGAINST                    / / ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (3).

(3) Approval of a Shareholder proposal regarding implementation of the MacBride Principles in Northern Ireland. Mark only one.

       / / FOR                  / / AGAINST                    / / ABSTAIN



                                                     (Please Turn Over and Sign)